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                                                               EXHIBIT (g)(1)(c)

                         AMENDMENT TO CUSTODIAN CONTRACT

Amendment dated October 3, 2005, to the Custodian Contract, dated August 1, 1997, as amended, by and between State Street Bank and Trust Company (the "Custodian") and Each of the Van Kampen Funds Listed on Appendix A (each fund or series thereof, a "Fund") (the "Agreement").

WHEREAS, each Fund and the Custodian wish to amend certain provisions of the Agreement to allow for delivery out of margin in connection with trading in futures and options on futures contracts entered into by such Fund, and

WHEREAS, each Fund and the Custodian wish to modify the language of the provision on Proper Instructions.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the Custodian and the Fund hereby agree to amend the Agreement as follows:

I. New Section 2.2(15) is hereby added, and existing Section 2.2(15) is hereby is amended and renumbered as 2.2(16) as set forth below. Existing Section 2.2(16) is renumbered as Section 2.2(17).

[SECTION] 2.2   DELIVERY OF SECURITIES

(15) For delivery of initial or variation margin in connection with trading in futures and options on futures contracts entered into the Fund on behalf of a Portfolio;

(16) For any other purpose, but only upon receipt of Proper Instructions from the Fund, on behalf of the applicable Portfolio, specifying the securities of the Portfolio to be delivered and naming the person or persons to whom delivery of such securities shall be made; and,


II. New Section 2.7(7) is hereby added, and existing Section 2.7(7) is amended and renumbered as set forth below. Existing Section 2.7(8) is hereby renumbered 2.7(9).

[SECTION] 2.7 PAYMENT OF FUND MONEYS

(7) For the payment of initial or variation margin in connection with trading in futures and options on futures contracts entered into by the Fund on behalf of a Portfolio;

(8) For any other purpose, but only upon receipt of Proper Instructions from the Fund, on behalf of the applicable Portfolio, specifying the amount of such payment and naming the person or persons to whom such payment is to be made; and


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III.   Section 5 is amended and replaced as set forth below.

[SECTION] 5.  PROPER INSTRUCTIONS

"Proper Instructions", which may also be standing instructions, as used throughout this Contract shall mean instructions received by the Custodian from the Fund, the Fund's investment manager or subadvisor, as duly authorized by the Fund. Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by the Custodian and the person or entity giving such instructions, provided that the Fund has followed any security procedures agreed to from time to time by the Fund and the Custodian, including, but not limited to, the security procedures selected by the Fund in the Funds Transfer Addendum to this Contract. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Fund shall cause all oral instructions to be confirmed in writing. For purposes of this Section, Proper Instructions shall include instructions received by the Custodian pursuant to any multi-party agreement, which requires a segregated asset account in accordance with Section 2.9 of this Contract. The Fund or the Fund's investment manager shall cause its duly authorized officer to certify to the Custodian in writing the names and specimen signatures of persons authorized to give Proper Instructions. The Custodian shall be entitled to rely upon the identity and authority of such persons until it receives notice from the Fund to the contrary.


IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date written above.

EACH OF THE VAN KAMPEN FUNDS ON APPENDIX A


By: /s/ ELIZABETH NELSON
   ---------------------------
Name: ELIZABETH NELSON
      ------------------------
Title: ASSISTANT SECRETARY
      ------------------------


 STATE STREET BANK AND TRUST COMPANY

By: /s/ JOSEPH L. HOOLEY
   ---------------------------
Joseph L. Hooley
Executive Vice President